White Mountain Provides Progress Update on Cerro Blanco Project and Gives Notice of Investor Conference Call

SANTIAGO, Chile, December 02, 2014 - White Mountain Titanium Corporation ("White Mountain" or the "Company") (OTCQB Markets: WMTM) is pleased to provide a progress update on current activities at its Cerro Blanco Project, related corporate matters, and commentary on the paints and pigments industry. The Company also announces that it will host an Investor Conference Call on Thursday, 11 December 2014. Information for the call will be furnished prior to that date.

Industry Perspective

The global paints and pigments industry faced substantial challenges during 2014 with Western pigment producers facing high levels of cheaper finished products from Asia. According to market commentators, this led to destocking which, according to industry observers, is set to decline during 2015. At the recent Shanghai TZMI Congress in November 2014, much was made of the rationalisation taking place in the Chinese pigment industry, with cut-backs and closures of unprofitable operations, and detailing expansion by some of the larger producers. Moreover, in line with the Chinese government’s shifting focus to a more environmentally sound economic growth model, there are early signs based on the feedback of local sources that environmentally damaging, artificially low cost, small scale sulphate-process based pigment producers in China will gradually be phased out -- a long term positive to the TiO2 industry’s pricing discipline. As a result, major Western and Asian pigment producers, whilst not expecting an immediate firming of prices until next year, nevertheless believe that the bottom of the cycle has been reached. Looking out beyond 2015, firming prices for pigment would have positive implications for rutile and other primary TiO2 feedstocks. The Company remains optimistic about the longer term prospects for TiO2 feedstocks, in particular high grade rutile.

Cerro Blanco Project

Notwithstanding the very challenging economic conditions for all commodities during 2014, including Pigments and TiO2 feedstocks, and stubbornly difficult equity markets for junior exploration and development companies, the Company has continued to advance the Cerro Blanco Project to final feasibility as quickly as funds allow. The Company’s two principal aims are to secure approval for the Environmental Impact Study (“EIS”), which was submitted to the Chilean environmental authorities in February 2013, and to conclude detailed design engineering and a definitive, final engineering feasibility study.

Geology - White Mountain geological staff are continuing to search for additional rutile prospects in the region. Personnel are prioritizing targets which have good access, that have the potential to host large volumes of rutile mineralization and which exhibit high TiO2 grades at or near the surface. Any resources identified through this regional exploration or through further work conducted at Cerro Blanco or La Martina sites, would be in addition to the NI 43-101 resource statement reported by Behre Dolbear in July 2013. Further developments in this regard will be reported in due course.

Environmental - Cerro Blanco remains an important project within the region. With many larger projects running into difficulties, or facing technical challenges, White Mountain management and technical personnel continue to work with the local communities and the environmental authorities to obtain full EIS approval for the Project. In April 2014, the Company completed and filed a written response with SEA, Servicio de Evaluación Ambiental, to a first round of questions and comments posed during a public review of the Company’s EIS application. On July 1, 2014, SEA sent the Company a second round of questions and comments, 70% fewer than were raised in the first round. As importantly, by the second round almost half of the government ministries had no further questions or comments and, of those raised, most sought further clarification centered on three issues: water, disaster contingencies and resettlement and community issues.

Following official receipt of the second round of questions and comments, the Company was given 90 working days to prepare and file a written response with SEA. This work was completed and the report filed in October 2014.

The Company believes that the environmental authorities may come back with a small number of additional questions, but these should not require further technical work; rather they will likely seek more clarification in certain areas.

Whilst the Company is not in a position to forecast when the EIS may be approved, every effort will be made to address any remaining issues.

Metallurgical - Development work is continuing to optimize the separate unit operations in the processing plant for recovery of high grade rutile. One such investigation relates to the formulation of the chemical reagents used in the flotation stage. The Company’s metallurgical engineers, together with flotation reagent suppliers, have simplified the formulation and amounts of chemicals that could be used to recover the rutile. The original formulation based on pilot plant work at SGS Lakefield consisted of separate conditioners, collectors and depressants, frothers and pH control reagents to achieve rutile recovery at an acidic pH. Recent development work has successfully reduced the number of reagents required to just two main chemicals and effected recovery at a neutral pH. The Company’s metallurgical engineers believe that substantial cost savings will result from the use of this simpler formulation.

Desalination Plant -The Cerro Blanco Project final feasibility is intended to include a desalination plant to supply industrial quality process water to the mining and rutile processing plant. The desalination plant, based on conventional reverse osmosis technology, is proposed to be sited some 5km from the coast. White Mountain’s technical personnel believe that the output of the desalination plant should exceed the industrial water requirements of the Cerro Blanco Project. Discussions are underway with several companies in the region who have expressed a desire to purchase water from the Company.

Final Engineering - The Company’s own technical staff in Santiago have already completed the bulk of the final design engineering to a level that is acceptable for final feasibility requirements. It was necessary to provide this level of detail as part of the Company’s EIS submission. A definitive, final engineering feasibility study will require the input of an independent, third-party engineering consultant to review and vouch the quality of the Company’s work and provide an independent sign-off. Management intends to provide further information in respect of the final engineering in due course.

TZMI Scoping Study

In September 2014, the Company entered into a Consultancy Agreement with TZMI of Australia, an independent consultancy providing both market and technical advice to companies operating in the TiO2 and other industries. Their mandate, at a scoping level, was to review the proposed rutile mining and processing activities at Cerro Blanco, and based on their assessment and knowledge of other similar sized operations, to propose possible changes which could lower the future capital and operating costs at Cerro Blanco. The report, among other proposals, considered the greater use of spirals in the gravity pre-concentration stage and the subsequent reduction in size of the flotation area.

The Company has recently received the final report and is evaluating the findings. There appear to be many positive initiatives in the study, which if supported by corroborative work, could have a positive effect in lowering both capital and operating costs.

Management intends to make further disclosures related to these issues in the future.

Corporate Matters -

Since first being acquired, the Cerro Blanco Project has grown significantly, both in size and in the opportunities it affords. Identifying and attracting technical, financial and management capability remains an important strategic consideration for White Mountain. One means of addressing this strategic consideration would be to enter into a partnership with an external party and, to that end, management is continuing to hold discussions with several corporate entities.

The Company’s management, together with its financial advisor, RBC, are continuing to introduce the Cerro Blanco Project to many companies in China and Asia that operate in the TiO2 space.

Commenting on these developments, Michael Kurtanjek, President and Chief Operating Officer said, "The outlook for our Cerro Blanco Project remains positive. It is certainly true that equity markets remain challenging for small companies; however, the longer-term outlook for high grade rutile remains positive and we intend to move to final feasibility just as quickly as funds will allow. Cerro Blanco needs to be ready when equity markets turn and the titanium feedstock prices start to climb again. Everyone at White Mountain remains singularly focused and committed to advancing the Cerro Blanco Project and realizing on its potential.”

Kin Wong, Chairman and Chief Executive Officer, added, “We are grateful that during the on-going severe industry downturn our investors have remained patient and supportive, which has made it possible for us to steadily progress the project towards our goal while many junior mine developments have been suspended. Short-term industry doldrums notwithstanding, our attendance at the recent 2014 TZMI Congress in Shanghai has strengthened our belief in the future of titanium in the global market, and by extension, in the long term opportunities for our high grade rutile prospects.”

About White Mountain Titanium Corporation

The Company holds mining concessions on the Cerro Blanco property currently consisting of 41 registered mining exploitation concessions and 34 mining exploration concessions in the process of being constituted, over approximately 17,041 hectares located approximately 39 kilometres west of the City of Vallenar in the Atacama, or Region III, geographic region of northern Chile. The Company's principal objectives are to obtain final approval of the EIS, advance the Cerro Blanco project towards a bankable engineering study, and secure funding or other arrangements to place the project into production, if ultimately warranted. It would be the intention to sell the rutile concentrate to titanium metal and pigment producers. Work also continues to investigate the commercial viability of producing a feldspar co-product. The feldspar could find applications in the glass and ceramics industries.

Forward-Looking Statements

OTCQB Markets has not reviewed and does not accept responsibility for the adequacy or accuracy of this release. This news release may contain forward-looking statements including but not limited to comments regarding the timing and content of upcoming work programs, geological interpretations, potential mineral recovery processes, etc. Forward-looking statements address future events and conditions and, therefore, involve inherent risks and uncertainties. Actual results may differ materially from those currently anticipated in such statements.

Cautionary Note to Investors Regarding Mineral Disclosures

We recently commissioned an updated technical report in accordance with the Canadian Securities Administrator's National Instrument 43-101 "Standards of Disclosure for Mineral Projects," commonly known as NI 43-101. The Canadian standards are different from the standards generally permitted in reports filed with the U.S. Securities and Exchange Commission (the "SEC"). In accordance with NI 43-101, we report measured, indicated and inferred resources, measurements which are recognized terms under NI 43-101 but are not recognized by the SEC and are generally not permitted in filings made with the SEC. The term "resource" does not equate to the term "reserve." Under U.S. standards, mineralization may not be classified as a "reserve" unless the determination has been made that the mineralization could be economically and legally produced or extracted. Investors are cautioned not to assume that any part of measured or indicated resources will ever be converted into economically mineable reserves. The estimation of inferred resources involves far greater uncertainty as to their existence and economic viability than the estimation of other categories of resources. The SEC's disclosure standards normally do not permit the inclusion of information concerning "measured resources," "indicated resources," "inferred resources," or other descriptions of the amount of mineralization in mineral deposits that do not constitute "reserves" by U.S. standards in documents filed with the SEC. We are furnishing the disclosure in our 43-101 report to provide a means of comparing our projects to those of other companies in the mining industry, many of which are Canadian and report pursuant to NI 43-101. U.S. investors are urged to consider closely the disclosure in our annual report filed with the SEC on Form 10-K for the year ended December 31, 2013 (SEC File No. 333-129347) and in subsequent filings with the SEC. You can review and obtain copies of our filings from the SEC's website at http://www.sec.gov/edgar.shtml or at no cost from us.

Contact:

White Mountain Titanium Corporation

Howard Crosby , Senior V-P Investor Relations	Wei Lu, Director
(509) 526 - 3491	(617) 671 – 0673

SOURCE White Mountain Titanium Corporation